                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:


[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                     DAIRY MART CONVENIENCE STORES, INC.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee:

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    (4) Proposed maximum aggregate value of transaction:


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                      DAIRY MART CONVENIENCE STORES, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JULY 8, 1994

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of DAIRY MART CONVENIENCE STORES, INC. will be held on July 8, 1994 at 10:30 a.m. at Dairy Mart's headquarters located at One Vision Drive, Enfield, Connecticut, for the following purposes:

  (1) To elect a Board of Directors, as described in the Proxy Statement dated June 17, 1994 accompanying this Notice of Annual Meeting.

  (2) To ratify the appointment of Arthur Andersen & Co. as independent accountants for the fiscal year ending January 28, 1995.

  (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Only shareholders of record as shown by the transfer books of the Company at the close of business on the 16th day of June, 1994 are entitled to notice of, and to vote at, this Annual Meeting.

                                         By Order of the Board of Directors

                                         DAIRY MART CONVENIENCE STORES, INC.

                                         Mitchell J. Kupperman, Secretary

June 17, 1994


   All Shareholders are invited to attend this Annual Meeting in person. Those shareholders who are unable to attend in person are respectfully urged to execute and return the enclosed Proxy at their earliest convenience. Shareholders who execute a Proxy may nevertheless attend the meeting and vote their shares in person.

                                PROXY STATEMENT


                       ANNUAL MEETING OF SHAREHOLDERS
                   OF DAIRY MART CONVENIENCE STORES, INC.
                                JULY 8, 1994

                            SOLICITATION OF PROXIES

  The accompanying Proxy is solicited by the Board of Directors of DAIRY MART CONVENIENCE STORES, INC., One Vision Drive, Enfield, Connecticut, 06082 (the "Company") for use at the Annual Meeting of Shareholders to be held on July 8, 1994 and at any and all adjournments or postponements thereof. The cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith is being borne by the Company. Directors, officers and some regular employees of the Company may solicit proxies personally or by telephone, without additional compensation. This Proxy Statement and the accompanying proxy are being mailed on or about June 17, 1994.

  Shares of Common Stock represented by properly executed proxies will be voted as directed on the proxy. Properly executed proxies containing no voting directions to the contrary will be voted for (i) the election of the nominees as directors named below, and (ii) the ratification of the appointment of Arthur Andersen & Co. as independent accountants for the fiscal year ending January 28, 1995. A proxy may be revoked at any time before it is voted at the Annual Meeting by notifying the Secretary of the Company in writing at the address set forth above, by submitting a properly executed proxy bearing a later date, or by revoking the proxy at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute the revocation of a proxy.

                      OUTSTANDING STOCK AND VOTING RIGHTS

  The Board of Directors has fixed the close of business on June 16, 1994 as the record date for the determination of shareholders entitled to notice of this Annual Meeting, and only shareholders of record on that date will be entitled to vote at the meeting. As of May 31, 1994, 2,751,363 shares of Class A Common Stock (par value $.01 per share) were issued and outstanding and 2,786,058 shares of Class B Common Stock (par value $.01 per share) were issued and outstanding. Holders of both classes of Common Stock vote or consent as a single class on all matters, with each share of Class B Common Stock having one vote per share and each share of Class A Common Stock having one-tenth of a vote per share. With respect to the election of directors, holders of Class A Common Stock are entitled to elect 25% of the Board of Directors (rounded up to the nearest whole number) to be elected by the holders of Common Stock, so long as the number of outstanding shares of Class A Common Stock is at least 10% of the total number of outstanding shares of both classes of Common Stock. The holders of the Class B Common Stock are able to elect the remaining directors to be elected by the holders of Common Stock, so long as the number of outstanding shares of Class B Common Stock is at least 12.5% of the total number of outstanding shares of both classes of Common Stock.

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information concerning beneficial ownership of the Company's Common Stock by each shareholder known by the Company to be the beneficial owner of 5% or more of either class of Common Stock as of May 31, 1994. This information is furnished in accordance with the Securities and Exchange Commission ("SEC") regulations relating to any persons known by the Company to be the beneficial owners of 5% or more of Common Stock. In preparing the following table, the Company has relied on information filed by such persons with the SEC, and in some cases, other information provided to the Company by such persons.

                      NAME AND ADDRESS OF          AMOUNT AND NATURE OF       PERCENT
TITLE OF CLASS         BENEFICIAL OWNER            BENEFICIAL OWNERSHIP      OF CLASS
- --------------  ------------------------------- -------------------------- -------------
Class B         DM Associates Limited           1,858,743 held in the        66.7 (1)
Common Stock    Partnership and DM Management   capacity set forth in
                Associates One Vision Drive     footnote 1
                Enfield, Connecticut

                Frank Colaccino                 1,918,125 held in the        68.6 (2)
                One Vision Drive                capacity set forth in
                Enfield, Connecticut            footnote 2
- -------------------------------------------------------------------------------------------
Class A         Heine Securities Corporation    225,250 held in the           8.2 (3)
Common Stock    and Michael F. Price            capacity set forth in
                51 J.F.K. Parkway               footnote 3
                Short Hills, New Jersey

                Wanger Asset Management L.P.    294,000 held in the          10.7 (4)
                and Wanger Asset Management,    capacity set forth in
                LTD.                            footnote 4
                227 West Monroe Street
                Suite 3000
                Chicago, Illinois

                Acorn Investment Trust, Series  197,000 held in the        See Footnote (4)
                Designated Acorn Fund           capacity set forth in
                227 West Monroe Street          footnote 4
                Suite 3000
                Chicago, Illinois

                James Wilen and Wilen           251,073 held in the           9.1 (5)
                Management Corporation          capacity set forth in
                2360 West Joppa Road            footnote 5
                Suite 226
                Lutherville, Maryland

                Eagle Asset Management, Inc.    414,300 held in the          15.1 (6)
                880 Carillon Parkway            capacity set forth in
                St. Petersburg, Florida         footnote 6

                Heartland Advisors, Inc.        277,400 held in the          10.1 (7)
                790 North Milwaukee Street      capacity set forth in
                Milwaukee, Wisconsin            footnote 7

- ----------
Notes to Table

  (1) DM Associates Limited Partnership ("DM Associates"), DM Management Associates ("DM Management") and Frank Colaccino filed as a group a Schedule 13D with the SEC to report that on March 12, 1992, they acquired the beneficial ownership of 1,858,743 shares of Class B Common Stock (see "Certain Transactions" below). DM Associates is the direct beneficial owner of such 1,858,743 shares. DM Management is a general partnership which itself is the general partner of DM Associates. As such general partner, DM Management has the power to cause the voting and disposition of the 1,858,743 shares, and is therefore an indirect beneficial owner of such shares. The 1,858,743 shares represent approximately 33.6% of the total number of issued and outstanding shares of both classes of the Company's Common Stock, and approximately 60.7% of the total voting power of both classes of the Company's Common Stock.

  (2) Mr. Colaccino is the managing general partner of DM Management (described in footnote 1 above), and has the power to act on behalf of DM Management with respect to its voting and other rights in relation to DM Associates, including the voting of the 1,858,743 shares of Class B Common Stock beneficially owned by DM Associates, subject to the right of the other partners of DM Management to consent as to certain matters. Mr. Colaccino therefore shares voting and dispositive power with respect to the 1,858,743 shares, and is an indirect beneficial owner of such shares. In addition to such 1,858,743 shares, Mr. Colaccino beneficially owns individually and directly 59,382 shares of Class B Common Stock, 10,000 of which are beneficially owned by virtue of currently exercisable options to purchase shares of Class B Common Stock. The 1,858,743 shares and the 59,382 shares aggregate 1,918,125 shares of Class B Common Stock and represent approximately 34.6% of the total number of issued and outstanding shares of both classes of the Company's Common Stock, and approximately 62.5% of the total voting power of both classes of the Company's Common Stock.

  (3) A Schedule 13G was filed with the SEC by Heine Securities Corporation ("Heine") and Michael F. Price, in his capacity as President of Heine, to report Heine's beneficial ownership, as an investment advisor to various clients, of 225,250 shares of Class A Common Stock. Such number represents approximately 4.1% of the total number of issued and outstanding shares of both classes of the Company's Common Stock, and less than 1% of the total voting power of both classes of the Company's Common Stock.

  (4) Wanger Asset Management, L.P. ("WAM") and Wanger Asset Management, Ltd. ("WAM Ltd.") (collectively, "Wanger"), have reported in their Schedule 13G filed with the SEC that they are the beneficial owners of 294,000 shares of Class A Common Stock. WAM is a beneficial owner of such shares as it is an investment advisor to various persons, and WAM Ltd. is a beneficial owner of such shares as it is the sole general partner of WAM. Of the 294,000 shares of Class A Common Stock, Wanger has the sole power to dispose of or to direct the disposition of 97,000 of such shares, and shares such dispositive power with respect to the other 197,000 shares. WAM's power to dispose of 197,000 shares is shared with the Acorn Investment Trust, Series Designated Acorn Fund ("Acorn"), a registered investment company, which separately reported its beneficial ownership of such 197,000 shares. As WAM serves as an investment advisor to Acorn and WAM has the power to manage Acorn's investment of such shares, Wanger reported that it was also the beneficial owner of such 197,000 shares owned by Acorn. The 294,000 shares of Class A Common Stock represents approximately 5.3% of the total number of issued and outstanding shares of both classes of the Company's Common Stock, and approximately 1% of the total voting power of both classes of the Company's Common Stock. The 197,000 shares of Class A Common Stock beneficially owned by Acorn represents approximately 7.2% of the total number of issued and outstanding shares of Class A Common Stock.

- ------------------
Notes to Table continued

  (5) A Schedule 13G was filed with the SEC by Wilen Management Corporation ("Wilen") and James Wilen in his capacity as President and sole owner of Wilen, to report Wilen's beneficial ownership as an investment advisor to various clients, of 251,073 shares of Class A Common Stock. Such number represents approximately 4.5% of the total number of issued and outstanding shares of both classes of the Company's Common Stock, and less than 1% of the total voting power of both classes of the Company's Common Stock.

  (6) A Schedule 13G was filed with the SEC by Eagle Asset Management, Inc., ("Eagle"), a registered investment advisor, to report Eagle's beneficial ownership of 414,300 shares of Class A Common Stock. Such number represents approximately 7.5% of the total number of issued and outstanding shares of both classes of the Company's Common Stock, and approximately 1.4% of the total voting power of both classes of the Company's Common Stock.

  (7) Heartland Advisors, Inc. reported on a Schedule 13G filed with the SEC its beneficial ownership, as an investment advisor, of 277,400 shares of Class A Common Stock representing approximately 5.0% of the total number of issued and outstanding shares of both classes of the Company's Common Stock and less than 1% of the total voting power of both classes of the Company's Common Stock.

                         ITEM 1--ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS

  A Board of seven (7) directors is to be elected at this Annual Meeting, to hold office until the next Annual Meeting and the election and qualification of their successors. Two (2) of the directors are to be elected by the holders of Class A shares (the Class A Directors) and five (5) of the directors are to be elected by the holders of Class B shares (the Class B Directors). Management has nominated the persons set forth in the table below (all of whom are presently serving on the Board, except for John W. Everets, Jr., who is nominated for the first time for election as a director), and it is intended that proxies of the respective classes of shares will be voted in favor of all of these persons.

  The following table sets forth certain information furnished by the nominees concerning ownership of the Company's Common Stock as of May 31, 1994, and other matters:

                                     SHARES (AND PERCENT) OF COMMON STOCK
       NAME AND AGE                 BENEFICIALLY OWNED AS OF MAY 31, 1994
       ------------                 ---------------------------------------------------
                                                                             PERCENT
       NOMINEES FOR        DIRECTOR   CLASS B             CLASS A            OF TOTAL
     CLASS B DIRECTOR       SINCE   COMMON STOCK        COMMON STOCK       VOTING POWER
     ----------------      -------- ------------        ------------       ------------
 Frank Colaccino (44)....    1988    1,918,125 (68.6%)    103,225 (3.6%)      (62.6%) (1)
 John W. Everets, Jr.
  (48)...................     (2)            0                  0                  0  (2)
 Mitchell J. Kupperman
  (42)...................    1988       40,354  (1.4%)     60,545 (2.2%)       (1.5%) (3)(4)
 Gregory G. Landry (36)..    1991            0             34,750 (1.2%)          (*) (3)(5)
 Robert B. Stein, Jr.
  (36)...................    1992          750 (*)         54,270 (1.9%)          (*) (3)(6)
       NOMINEES FOR
     CLASS A DIRECTOR
     ----------------
 Frank W. Barrett (54)...    1983        1,250 (*)          2,500 (*)             (*) (7)
 Theodore W. Leed (67)...    1983        1,552 (*)          2,500 (*)             (*) (7)
    ALL DIRECTORS AND
 EXECUTIVE OFFICERS AS A
          GROUP
 -----------------------
 (21 persons)............            1,974,781 (69.8%)    340,951 (11.1%)     (64.1%) (8)

- --------
(*) Owns less than 1% of the issued and outstanding class of Common Stock.

(1) Mr. Colaccino is the direct and individual beneficial owner of 59,382 shares of Class B Common Stock, 10,000 of which are beneficially owned by virtue of currently exercisable incentive stock options to purchase Class B Common Stock. In addition to such 59,382 shares, Mr. Colaccino is the indirect beneficial owner of 1,858,743 shares of Class B Common Stock beneficially owned by DM Associates and DM Management (see footnote (1) under "Principal Shareholders" above). The 103,225 shares of Class A Common Stock beneficially owned by Mr. Colaccino include currently exercisable incentive stock options to purchase 98,750 shares of Class A Common Stock.

(2) Mr. Everets has been nominated for the first time for election as a director.

(3) Messrs. Kupperman, Landry and Stein are each partners of DM Management, which is the general partner of DM Associates (described in footnote 1 above). However, such persons do not deem themselves to be beneficial owners of any of the 1,858,743 shares of Class B Common Stock beneficially owned by DM Associates or DM Management.

(4) Includes currently exercisable incentive stock options granted to Dr. Kupperman to purchase 25,750 shares of Class B Common Stock and 56,250 shares of Class A Common Stock. Also includes shares of Common Stock owned by Dr. Kupperman's wife and children.

(5) Represents currently exercisable incentive stock options granted to Mr. Landry to purchase 34,750 shares of Class A Common Stock.

(6) Includes currently exercisable incentive stock options granted to Mr. Stein to purchase 750 shares of Class B Common Stock and currently exercisable incentive stock options to purchase 50,000 shares of Class A Common Stock.

(7) Includes currently exercisable non-qualified stock options granted to each of Messrs. Barrett and Leed to purchase 2,500 shares of Class A Common Stock. Such options were not granted pursuant to any stock option plan of the Company.

(8) Includes currently exercisable stock options granted to all directors and executive officers of the Company to purchase 43,250 shares of Class B Common Stock and 314,627 shares of Class A Common Stock.

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

  In addition to the executive officers who are listed as being nominees for election as directors of the Company, the Company has other executive officers, including the following, who serve for a one year term:

           NAME AND AGE                             TITLE
           ------------                             -----
   Charles Nirenberg (70)...... Chairman of the Company
   Thomas A. Chicoine (44)..... Vice President-Manufacturing and Distribution
   Lawrence R. Pellegrini (52). Vice President-Real Estate and Construction
   Scott A. Stein (35)......... Vice President-Administration and Management
                                Information Systems
   Gregory Wozniak (46)........ Vice President-Corporate Counsel
   Elizabeth A. Yopko (35)..... Vice President-Corporate Communications

  Except as noted below, each of the executive officers of the Company has been employed by the Company for more than the last five (5) years, in areas similar to or encompassed by their current responsibilities.

  Mr. Colaccino was elected Chief Executive Officer in March 1992 and has served as President since January 1989. He joined the Company in 1976 and was named Vice President-Real Estate in 1979, and Vice President-Corporate Development in 1985. He is a Vice Chairman of the National Association of Convenience Stores' (NACS) Board of Directors and serves on the Board of Trustees for Western New England College, Springfield, Massachusetts.

  Mr. Everets has been Chairman of the Board and Chief Executive Officer of HPSC, Inc., a publicly held company which provides financing for health care equipment, since July 1993 and has been a director of HPSC, Inc. since 1983. He was Chairman of the Board of T.O. Richardson Co., Inc., a financial services company, from January 1990 until July 1993. Previously, he was Executive Vice President of Advest, Inc., an investment banking firm from 1983 to January 1990. Mr. Everets also served as Chairman of the Board of Billings and Co., Inc., a real estate investment banking firm, and Chairman of Advest Credit Corp., both subsidiaries of Advest Group, Inc. Mr. Everets is Vice Chairman of the Connecticut Development Authority and Chairman of the Loan Committee of the Connecticut Development Authority. He is also a director of Eastern Company, a publicly held company.

  Dr. Kupperman joined the Company in 1983 as Director of Human Resources and was named Vice President-Human Resources in 1985. He was elected Executive Vice President-Human Resources and Secretary of the Company in January 1989. Prior to joining the Company, Dr. Kupperman attended the University of Connecticut where he obtained a doctoral degree in Educational Administration.

  Mr. Landry was named Executive Vice President of the Company in April 1992 and has served as Chief Financial Officer since August 1990. Mr. Landry joined the Company in October 1985 and served in various financial positions until he was named Treasurer of the Company in July 1989 and served in this capacity until April 1991. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants.

  Mr. Stein was named Executive Vice President-Store Operations in April 1992. He joined the Company in 1983 and served in various positions until serving as Treasurer of the Company from January 1989 until June 1989. Subsequently, Mr. Stein served as General Manager of the Company's Midwest Region from July 1989 until March 1992. He is a member of the Ohio Association of Convenience Stores' Board of Directors.

  Mr. Barrett has served as Senior Vice President for Springfield Institution for Savings since January 1994. He previously served as Senior Vice President for Bank of Ireland First Holdings, Inc. from September 1990 to December 1993, as Senior Vice President for Connecticut National Bank from May 1990 to September 1990, and as Senior Vice President for Shawmut Bank, N.A. from January 1988 to May 1990. Mr. Barrett also served as President and Chief Executive Officer of Shawmut Home Bank in Hartford, Connecticut from April 1987 to December 1987 and prior to that was Executive Vice President for Shawmut Worcester County Bank in Worcester, Massachusetts.

  Dr. Leed has been, for more than five years, a professor (and is currently a professor emeritus) of food marketing at the University of Massachusetts and a lecturer, author and consultant to numerous companies on the subject of food merchandising. He holds a doctoral degree in agricultural economics from Ohio State University. Dr. Leed is a principal of Group 7, Inc., a management consulting company.

  Mr. Nirenberg is the founder of the Company. He served as its Chief Executive Officer and President since its formation in 1957 until January 1989, when Mr. Nirenberg resigned as President of the Company, and until March 1992, when Mr. Nirenberg resigned as Chief Executive Officer. Mr. Nirenberg continues to serve as Chairman of the Company. Additionally, Mr. Nirenberg is Dr. Kupperman's father-in-law.

  Mr. Chicoine was named Vice President-Manufacturing and Distribution in July 1989. He previously served the Company in the same capacity from 1985 to 1987. Mr. Chicoine also served in managerial capacities at Massachusetts-based dairies prior to 1982 and during a period between 1987 and 1989 before rejoining the Company. He was also Vice President-Manufacturing of the Lawson Company from 1982 to 1985. Mr. Chicoine serves on the Board of the International Dairy Food Association, and is a member of the Milk Industry Foundation, Connecticut Food Association and the Southern Association of Dairy Food Manufacturers.

  Mr. Pellegrini joined the Company in December 1992 as Vice President-Real Estate. In March 1993, he was named Vice President-Real Estate and Construction. He was formerly a partner in the consulting firm of Pellegrini & Blair in Springfield, Massachusetts and Director of Real Estate-Northeast Division for the Friendly Ice Cream Corporation.

  Mr. Stein was named Vice President-Administration and Management Information Systems (MIS) in April 1994. He joined the Company in September 1992 as Director of Store Automation, and his role was later expanded to MIS Director. Prior to joining the Company, Mr. Stein was Director-Client/Server Computing for Technology Investment Strategies Corporation. Mr. Stein also has consulting, training and systems analysis experience through former roles with Orion Group, Inc. and the Hartford Insurance Group.

  Mr. Wozniak was named Vice President-Corporate Counsel in December 1992. He is an attorney and has served as counsel to the Company since the Company's 1985 acquisition of the Lawson Company. In 1989, he was promoted to Corporate Counsel.

  Ms. Yopko was named Vice President-Corporate Communications in April 1991. She joined the Company in June 1988 as Vice President-Human Resources of the Midwest Region with responsibilities encompassing public relations. Prior to joining the Company, Ms. Yopko acted as a consultant and advisor to the Company in the area of corporate communications, and as an employee or proprietor of various public relations firms. She is a member of the Public Relations Society of America and of the Ohio Association of Convenience Stores' Board of Directors.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the 1994 fiscal year, the Board of Directors of the Company held five meetings. None of the directors attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which they were members.

  The Board of Directors has established certain committees, including an Audit Committee and a Compensation and Stock Option Committee. The Audit Committee consists of Messrs. Barrett and Leed, and is responsible for recommending the appointment of independent accountants and for reviewing the reports and expenses of the audits conducted by the Company's independent accountants. The Compensation and Stock Option Committee also consists of Messrs. Barrett and Leed, and is responsible for recommending the compensation to be paid to the Company's executive officers, and the persons to whom and the amount in which stock options should be granted by the Company. During the 1994 fiscal year there was one meeting of the Compensation and Stock Option Committee and two meetings of the Audit Committee. The Company does not have a nominating committee.

SHAREHOLDER NOMINATIONS OF DIRECTORS

  In addition to the right of the Board of Directors of the Company to make nominations of persons for election as directors, nominations may be made at a meeting of shareholders by any shareholder of the Company entitled to vote for the election of directors at the meeting who complies with certain notice procedures set forth in the Company's Certificate of Incorporation. Such nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the Secretary of the Company.

  To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 14 days nor more than 60 days prior to the meeting of shareholders called for the election of directors; provided, however, that if fewer than 21 days notice of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders. A shareholder's notice must set forth as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address, and, if known, residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of stock of the Company that are beneficially owned by such person, and (iv) any other information reasonably requested by the Company. All such shareholder nominations may be made only at a meeting of shareholders called for the election of directors at which such shareholder is present in person or by proxy.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS' COMPENSATION

  The following table provides certain information for the Company's past three fiscal years regarding the cash and other compensation paid to, earned by, or awarded to those persons who were, as of January 29, 1994, (i) the Company's Chief Executive Officer and (ii) the four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for the last fiscal year:

                          SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION        LONG TERM COMPENSATION
                        -------------------------------- ----------------------
                                                                 AWARDS
                        -------------------------------- ----------------------
                                                 TOTAL         SECURITIES
                                                 SALARY        UNDERLYING        ALL OTHER
  NAME AND PRINCIPAL    FISCAL                    AND         OPTIONS/SARS      COMPENSATION
       POSITION          YEAR   SALARY   BONUS   BONUS            (#)             (A) (B)
- ----------------------  ------ -------- ------- -------- ---------------------- ------------
Frank Colaccino,         1994  $300,000 $25,000 $325,000         10,000           $27,828
President and Chief      1993   286,442       0  286,442            --             13,942
Executive Officer (c)    1992   254,038  50,000  304,038         60,000               --

Mitchell J. Kupperman,   1994   205,000   7,500  212,500          5,000            12,794
Executive Vice           1993   215,000       0  215,000            --              6,899
President--Human Re-     1992   187,308  35,000  222,308         30,000               --
sources

Gregory G. Landry,       1994   160,000  12,500  172,500          6,500             8,758
Executive Vice           1993   143,654       0  143,654            --              4,923
President  and Chief     1992   107,885  30,000  137,885         30,000               --
Financial Officer

Charles Nirenberg,       1994   500,000       0  500,000            --                --
Chairman of the          1993   500,000       0  500,000            --                567
Company (d)              1992   500,000       0  500,000            --                --

Robert B. Stein, Jr.,    1994   175,000  12,500  187,500          7,500            11,633
Executive Vice           1993   160,481       0  160,481            --              6,657
President--Store         1992   131,923  30,000  161,923         30,000               --
Operations

- --------
(a) Pursuant to the transitional provisions of the Securities and Exchange Commission's revised rules on disclosure of executive compensation, amounts of "All Other Compensation" have not been included in the table above for the fiscal year ended February 1, 1992.

(b) Includes amounts contributed for the benefit of the Company's executive officers to its qualified profit sharing plan and premiums paid by the Company for split-dollar and term life insurance for the benefit of certain executive officers during the fiscal years ended January 29, 1994 and January 30, 1993. Company contributions to its qualified profit sharing plan for each of the 1994 and 1993 fiscal years, respectively, included $2,263 and $567 for Frank Colaccino, $661 and $531 for Mitchell
    J. Kupperman, $88 and $358 for Gregory G. Landry, $0 and $567 for Charles Nirenberg, and $650 and $467 for Robert B. Stein, Jr.,. Premiums paid on split-dollar and term life insurance for each of the 1994 and 1993 fiscal years, respectively, included $25,565 and $13,375 for Frank Colaccino, $12,133 and $6,368 for Mitchell J. Kupperman, $8,670 and $4,565 for Gregory G. Landry, and $10,983 and $6,190 for Robert B. Stein, Jr.

(c) Mr. Colaccino was elected Chief Executive Officer of the Company effective on March 12, 1992. Prior to that date, he served as President of the Company since January 1, 1989.

(d) Mr. Nirenberg has an employment agreement with the Company pursuant to which Mr. Nirenberg is employed as Chairman of the Company for a five year term that began on February 1, 1992 and ends on January 31, 1997, unless terminated earlier. Under the employment agreement, Mr. Nirenberg receives an annual salary of $500,000, payable in installments according to the Company's normal compensation policy, plus customary fringe benefits. If Mr. Nirenberg dies during the term of the employment agreement, his designated beneficiary is entitled to receive his salary for the remainder of the term. The Company has purchased insurance insuring the life of Mr. Nirenberg and has designated itself as beneficiary.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The table below provides certain information regarding stock options granted during the Company's last fiscal year to the executive officers listed in the Summary Compensation Table above:

                                          INDIVIDUAL GRANTS
                         ---------------------------------------------------
                         NUMBER OF
                         SECURITIES                                          POTENTIAL REALIZABLE
                         UNDERLYING                                            VALUE AT ASSUMED
                          OPTIONS/   % OF TOTAL  EXERCISE                    ANNUAL RATES OF STOCK
                            SARS    OPTIONS/SARS  OR BASE                     PRICE APPRECIATION
                          GRANTED    GRANTED TO  PRICE PER    EXPIRATION        FOR OPTION TERM
                            (#)     EMPLOYEES IN   SHARE         DATE        ----------------------
   NAME                     (A)     FISCAL YEAR     (B)           (A)            5%        10%
   ----                  ---------- ------------ --------- ----------------- ---------- -----------
Frank Colaccino.........   10,000       10.0       $5.25   February 23, 2003 $   33,017 $   83,671
Mitchell J. Kupperman...    5,000        5.0        5.25   February 23, 2003     16,508     41,836
Gregory G. Landry.......    6,500        6.5        5.25   February 23, 2003     21,461     54,386
Charles Nirenberg.......      --         --          --           --                --         --
Robert B. Stein, Jr.....    7,500        7.5        5.25   February 23, 2003     24,763     62,754

- --------
(a) Each option becomes fully exercisable over four years, with 25% of the shares subject to the option becoming exercisable on each anniversary of the option grant date. All options expire ten years from the date of grant, unless sooner terminated by, for example, the failure to exercise an option, to the extent it is then exercisable, before three months after termination of employment, except for termination in the case of death, in which case, the option is exercisable within one year from the date of death by the optionee's executor, administrator or personal representative, to the extent it is then exercisable.

(b) All options were granted at an exercise price per share equal to the fair market value of the Common Stock on the date of grant, as quoted on the NASDAQ.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

  The table below sets forth information regarding stock options that were exercised, if any, during the past fiscal year, and unexercised stock options held as of January 29, 1994, by the executive officers listed in the Summary Compensation Table above:

                                                            NUMBER OF
                                                           SECURITIES         VALUE OF
                                                           UNDERLYING        UNEXERCISED
                                                           UNEXERCISED      IN-THE-MONEY
                                                         OPTIONS/SARS AT   OPTIONS/SARS AT
                                                           FY-END (#)        FY-END (2)
                                                        ----------------- -----------------
                         SHARES ACQUIRED
                           ON EXERCISE   VALUE REALIZED  EXERCISABLE(E)/  EXERCISABLE (E)/
       NAME              OF OPTIONS (#)       (1)       UNEXERCISABLE (U) UNEXERCISABLE (U)
       ----              --------------- -------------- ----------------- -----------------
Frank Colaccino.........     15,250         $38,430          106,250 (E)       $ 51,000 (E)
                                                              43,750 (U)         19,625 (U)
Mitchell J. Kupperman...         --              --           80,750 (E)        105,630 (E)
                                                              22,500 (U)         11,000 (U)
Gregory G. Landry.......         --              --           33,125 (E)          9,563 (E)
                                                              22,750 (U)         10,500 (U)
Charles Nirenberg.......         --              --               --                 --
                                                                  --                 --
Robert B. Stein, Jr.....         --              --           48,875 (E)         15,563 (E)
                                                              24,375 (U)         12,938 (U)

- --------
(1) Reflects the market value, as of the date of exercise, of the 15,250 shares of Class B Common Stock acquired by Mr. Colaccino, minus the exercise price. However, Mr. Colaccino did not realize any cash value upon exercise of the stock option as he did not sell any shares of the Class B Common Stock acquired through the exercise.

(2) Values are calculated for options "in the money" by subtracting the exercise price per share from the closing price per share of the applicable class of the Company's Class A and Class B Common Stock on January 29, 1994, which amounts were $6.50 and $7.00 per share, respectively. Executive officers have options to purchase shares of Common Stock at exercise prices greater than the fair market value of the applicable class of Common Stock as of January 29, 1994. Such options are not "in-the-money" and their value is, therefore, not disclosed above.

DIRECTORS' COMPENSATION

  Mr. Leed and Mr. Barrett received directors' fees of $17,000 each for the fiscal year ended January 29, 1994. The annual fee for outside directors for the 1995 fiscal year is $12,000 plus $1,000 for each regular or special meeting of the Board attended. The remaining directors, who are employees of the Company, receive no directors' fees.

    COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Stock Option Committee of the Company's Board of Directors ("Committee") is responsible for recommending to the Executive Committee or to the full Board of Directors the compensation to be paid to the Company's principal executive officers, including the Chief Executive Officer ("CEO"). The Committee also has the authority to grant to all employees options to purchase the Company's Common Stock under the Company's various stock option plans. The Committee's members are Theodore W. Leed and Frank W. Barrett, neither of whom are employees of the Company, and both of whom have no material interest in or relationship with the Company, other than as directors and shareholders. The Executive Committee is comprised of Messrs. Barrett, Colaccino and Leed. Set forth below is a report submitted by the Committee regarding the compensation policies for the fiscal year ended January 29, 1994, as they related to the Company's principal executive officers, including the CEO.

COMPENSATION POLICIES

  The Committee reviews, at the end of each fiscal year, proposed annual salaries for the next succeeding fiscal year for principal executive officers, as submitted by the Company's management. In determining whether to recommend management's proposed salaries to the full Board of Directors or to the Executive Committee, or whether to recommend different salaries, the Committee considers a number of factors, some of which are subjective and qualitative, and some of which are objective and quantitative, including, but not limited to, the following: (i) the Company's financial performance for the prior fiscal year, including whether the Company had a net profit or loss, the amount thereof, the reasons for such performance, and whether such performance was primarily as a result of the executive officers' performance, or whether the performance might have related to unforeseen events or events not in the executive officers' control; and (ii) the extent to which an executive officer achieved certain objectives in his or her area of primary responsibility that might have been set in the prior fiscal year, or otherwise made a significant contribution to the Company that positively impacted, or is likely to impact, growth and earnings of the Company. In its review of management's proposed bonuses for a fiscal year, the Committee utilizes criteria similar to that which it uses in reviewing annual salaries.

  In considering the grant of stock options to employees, including the Company's principal executive officers, the Committee consults with the Company's CEO, reviews the performance of principal executive officers, and reviews the long-term objectives of management and the Board.

FISCAL YEAR 1994 EXECUTIVE COMPENSATION

  Employing its compensation review factors described above, the Committee approved management's salary recommendations for the fiscal year ended January 29, 1994. The Committee did not, however, review the compensation of Charles Nirenberg, Chairman of the Company, whose annual salary and certain other benefits are set under an employment agreement entered into between Mr. Nirenberg and the Company in February 1992. The Committee noted in particular that: (i) management's recommended salaries for the 1994 fiscal year were, for the principal executive officers, not significantly greater than the 1993 fiscal year's salaries; and (ii) the aggregate level of salaries and bonuses paid for the 1993 fiscal year were slightly less than those paid in the 1992 fiscal year. In granting bonuses to certain executive officers, the Committee considered that no bonuses were paid to the principal executive officers for the 1993 fiscal year and that management had initiated certain actions to improve the Company's profitability, including initiating the administrative consolidation to a new headquarters facility.

  The Committee also specifically considered that while the Company incurred a $6.8 million net loss for the 1993 fiscal year, the loss was attributable primarily to a one-time $5.2 million charge for the costs of the Company's administrative consolidation and a $3.9 million charge to conform to a change in accounting principle for income taxes required by SFAS 109, and that the Company would have been profitable on an operating basis without the non-recurring charges. Further, the Committee noted that management had begun the previously announced consolidation of the Company's administrative functions to a new headquarters facility in Connecticut which was anticipated to save significant administrative costs.

  The Committee also granted stock options under the Company's various stock option plans to serve as a further incentive to the principal executive officers, as well as to numerous other employees. All of such options were granted at an exercise price equal to the fair market value per share on the date of grant. The Committee did not grant any stock options during the 1993 fiscal year.

FISCAL YEAR 1994 CEO COMPENSATION

  In recommending Mr. Colaccino's salary and bonus for the 1994 fiscal year to the full Board, the Committee reviewed the same factors that it utilized in recommending the compensation for the Company's other principal executive officers as described above.

The Compensation and Stock Option Committee,

Frank W. Barrett
Theodore W. Leed

                               PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in cumulative shareholder return on the Company's Class A Common Stock over the past five years with (i) the cumulative total return on the NASDAQ Stock Market Index (U.S. Companies) and (ii) a peer group index consisting of NASDAQ Stocks Standard Industry Codes 5400-5499 (retail convenience and grocery stores) ("Peer Group"). The figures presented below assume the reinvestment of all dividends into shares of Class A Common Stock on the dividend payment date and that $100 was invested in Class A Common Stock and in the NASDAQ Stock Market Index (U.S. Companies) and Peer Group Index on January 27, 1989, and held through January 29, 1994 (the end of the Company's most recent fiscal year).




                         [GRAPH APPEARS HERE]

                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
     AMONG DAIRY MART, NASDAQ STOCK MARKET INDEX AND NASDAQ STOCKS INDEX

                                             NASDAQ
                                             STOCK       NASDAQ
Measurement period              DAIRY        MARKET      STOCKS
(Fiscal Year Covered)           MART         INDEX       INDEX
- ---------------------           --------     --------    --------
Measurement PT -
01/27/89                        $ 100.0      $ 100.0     $ 100.0

FYE 02/02/90                    $  91.7      $ 106.6     $ 107.3
FYE 02/01/91                    $  83.1      $ 105.8     $ 132.2
FYE 01/31/92                    $ 109.3      $ 166.4     $ 199.3
FYE 01/29/93                    $  80.6      $ 189.0     $ 135.3
FYE 01/28/94                    $  93.2      $ 215.0     $ 150.0


                              CERTAIN TRANSACTIONS

  DM Associates Limited Partnership ("DM Associates") beneficially owns 1,858,743 shares of Class B Common Stock of the Company, representing approximately 66.7% of the issued and outstanding shares of Class B Common Stock, and 60.7% of the total voting power of both classes of the Company's Common Stock. DM Associates is controlled by its general partner, DM Management Associates ("DM Management"), which itself is a general partnership. The general partners of DM Management include four executive officers and directors of the Company, including Frank Colaccino, President and Chief Executive Officer, who is the managing general partner; Mitchell J. Kupperman, Executive Vice President-Human Resources; Gregory G. Landry, Executive Vice President and Chief Financial Officer; and Robert B. Stein, Jr., Executive Vice President-Store Operations.

  DM Associates financed part of the purchase of its 1,858,743 shares of Class B Common Stock by obtaining a $7,100,000 loan (the "CDA Loan") from the Connecticut Development Authority ("CDA"). The CDA Loan is secured by DM Associates' collateral pledge to the CDA of 1,220,000 shares of Class B Common Stock owned by DM Associates (the "CDA Pledged Shares"), representing 43.8% of the issued and outstanding shares of Class B Common Stock and 39.9% of the total voting power of both classes of Common Stock.

  The CDA Loan provides that a default of the CDA Loan will result upon certain events occurring. If a default occurs under the CDA Loan, the CDA has the right to sell or otherwise dispose of the CDA Pledged Shares which could result in a change in control of the Company. Unless such a default occurs, DM Associates has the right to vote the CDA Pledged Shares, subject to receiving certain consents of the CDA with respect to certain matters.

  In addition, the limited partnership agreement of DM Associates provides that if the term of the limited partnership is extended beyond September 12, 1997, any limited partner whose percentage interest in DM Associates is greater than 30% may sell all or a portion of his or its interest, subject to DM Associates right of first refusal to purchase such interest. If DM Associates and such limited partner do not agree on the terms of acquiring such limited partner's interest, and there is not a third party purchaser, such limited partner has the right to: (i) demand the dissolution of DM Associates and the distribution of its assets to its partners; or (ii) cause such assets to be sold. As DM Associates' principal asset is its 1,858,743 shares of Class B Common Stock, if such a dissolution or sale occurs, a change of control of the Company could result.

       ITEM 2--RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Audit Committee of the Board of Directors has selected Arthur Andersen & Co. as the Company's independent accountants for the fiscal year ending January 28, 1995. At the Annual Meeting, shareholders will be requested to ratify such appointment. A representative of Arthur Andersen & Co. is expected to attend the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to questions.

                         REQUIRED VOTES OF SHAREHOLDERS

  Under Delaware law and pursuant to the Company's bylaws, the presence in person or by proxy of the holders of a majority of the voting power of both classes of Common Stock entitled to vote at the Annual Meeting is necessary for a quorum to transact business for matters as to which both classes of Common Stock vote together, including the ratification of the appointment of Arthur Andersen & Co. as independent accountants. With respect to matters as to which each class of Common Stock is entitled to vote separately, including the election of directors by the respective classes, the presence in person or by proxy of the holders of one-third of the shares of Common Stock of the applicable class present in person or by proxy is necessary for a quorum to transact such business. In order for the nominees to be elected as directors by the shareholders of their respective classes of Common Stock, the affirmative vote of the holders of a majority of the Common Stock of the applicable class present in person or by proxy is necessary. In order for the appointment of Arthur Andersen & Co. to be ratified, the affirmative vote of the holders of a majority of the combined voting power of both classes of Common Stock present in person or by proxy is necessary. Abstentions, broker non-votes and other non-votes will not be counted as votes against the election of the nominees as directors or against the ratification of the appointment of Arthur Andersen & Co., but they will have the effect of a negative vote in determining whether the requisite vote of the holders of a majority of the shares of Common Stock of each class has been obtained for the election of the nominees as directors, and whether the requisite vote of the holders of a majority of the combined voting power of both classes of Common Stock has been obtained with respect to the ratification of the appointment of Arthur Andersen & Co. The Company intends to appoint an independent person to act as an inspector of elections at the Annual Meeting who will be responsible for counting the votes.

                             SHAREHOLDER PROPOSALS

  If a shareholder desires to present a proposal for inclusion in next year's Proxy Statement relating to the 1995 Annual Meeting of the Shareholders of the Company, such shareholder must submit such proposal in writing to: Dairy Mart Convenience Stores, Inc., One Vision Drive, Enfield, Connecticut, 06082,
Attention: Gregory G. Landry, Executive Vice President and Chief Financial Officer, not later than February 20, 1995.

                                    GENERAL

  The Company's Annual Report to Shareholders which contains financial statements for the fiscal year ended January 29, 1994, as well as other information concerning the operations of the Company, was previously sent to shareholders.

  THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. A COPY OF THE REPORT FOR FISCAL 1994 WILL BE FURNISHED (WITHOUT EXHIBITS) WITHOUT CHARGE TO ANY SHAREHOLDER SENDING A WRITTEN REQUEST THEREFOR TO GREGORY G. LANDRY, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, DAIRY MART CONVENIENCE STORES, INC., ONE VISION DRIVE, ENFIELD, CONNECTICUT, 06082. The Company has no knowledge of any matters other than those set forth in this Proxy Statement or referred to in the accompanying Notice of Annual Meeting of Shareholders, which will be presented at the Annual Meeting. However, if any other matters should properly come before the meeting, it is intended that proxies shall be voted thereon in accordance with the best judgment of the person or persons voting such proxies.

                                 CLASS A PROXY

                      DAIRY MART CONVENIENCE STORES, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                                  JULY 8, 1994

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Frank Colaccino, Frank W. Barrett and Theodore W. Leed and each or any of them, with full power of substitution, the proxies of the undersigned to vote all of the shares of Common Stock of Dairy Mart Convenience Stores, Inc. ("Dairy Mart") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Dairy Mart to be held at Dairy Mart's headquarters located at One Vision Drive, Enfield, Connecticut on the 8th day of July, 1994 at 10:30 a.m., and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present upon:

                         (TO BE SIGNED ON REVERSE SIDE)
                                  SEE REVERSE
                                      SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


GRANTED  WITHHELD
  [_]      [_]

1. Election of Directors: Authority to vote this proxy for the election of the following persons as director is: (Except as indicated otherwise)

IF THERE IS ANY INDIVIDUAL DIRECTOR WITH RESPECT TO WHOM YOU DESIRE TO WITHHOLD YOUR VOTE, YOU MAY DO SO BY LINING THROUGH OR OTHERWISE STRIKING OUT HIS NAME. Frank W. Barrett and Theodore W. Leed


FOR  AGAINST  ABSTAIN
[_]    [_]      [_]

2. Ratification of the appointment of Arthur Andersen & Co. as independent accountants for the fiscal year ending January 28, 1995.

3. In their discretion such other matters as may properly come before the meeting.

- -------------------------------------------------------------------------------

  UNLESS A CONTRARY DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS INDEPENDENT ACCOUN-TANTS FOR THE FISCAL YEAR ENDING JANUARY 28, 1995.


SIGNATURE(S) _____________________________ DATE ________

NOTE: Please sign exactly as your name appears on this proxy. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

                                 CLASS B PROXY

                      DAIRY MART CONVENIENCE STORES, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                                  JULY 8, 1994

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Frank Colaccino, Frank W. Barrett and Theodore W. Leed, and each or any of them, with full power of substitution, the proxies of the undersigned to vote all of the shares of Common Stock of Dairy Mart Convenience Stores, Inc. ("Dairy Mart") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Dairy Mart to be held at Dairy Mart's headquarters located at One Vision Drive, Enfield, Connecticut on the 8th day of July, 1994 at 10:30 a.m., and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present upon:

                         (TO BE SIGNED ON REVERSE SIDE)
                                  SEE REVERSE
                                      SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


GRANTED  WITHHELD
  [_]      [_]

1. Election of Directors: Authority to vote this proxy for the election of the following persons as directors is: (Except as indicated otherwise)

IF THERE IS ANY INDIVIDUAL DIRECTOR WITH RESPECT TO WHOM YOU DESIRE TO WITHHOLD YOUR VOTE, YOU MAY DO SO BY LINING THROUGH OR OTHERWISE STRIKING OUT HIS NAME. Frank Colaccino, John W. Everets, Jr., Mitchell J. Kupperman, Gregory G. Landry and Robert B. Stein, Jr.


FOR  AGAINST  ABSTAIN
[_]    [_]      [_]

2. Ratification of the appointment of Arthur Andersen & Co. as independent accountants for the fiscal year ending January 28, 1995

3. In their discretion such other matters as may properly come before the meeting.

- -------------------------------------------------------------------------------

  UNLESS A CONTRARY DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS INDEPENDENT ACCOUN-TANTS FOR THE FISCAL YEAR ENDING JANUARY 28, 1995.


SIGNATURE(S) ____________________________ DATE ________

NOTE: Please sign exactly as your name appears on this proxy. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.